DEREK RESOURCES CORPORATION
               Suite 1730 - 355 Burrard Street
                       Vancouver, B.C.
                           V6C 2G8


October 30, 2001

Mr. Dave Aldrich
Western Industrial, Inc.
P.O. Box 40139
Grand Junction, CO 81504
Tel. 719-784-3191
                                Two Pages By Fax: 505-632-0487

Dear Mr. Aldrich:

Re       LAK Ranch Project, Wyoming, U.S.A.

When countersigned by each of the parties, the following will set forth the terms and conditions pursuant to which Derek Resources Corporation ("Derek") and Western Industrial, Inc. ("Western") have mutually agreed to defer payment of amounts currently owing by Derek to Western:

1. Western will agree to defer payment of US$89,838.35 (the "Debt") in amounts currently payable by Derek to Western until August 31, 2002. Any amounts incurred by Derek for work by Western in excess of this amount (US$89,838.35) will be due and payable in the normal course of business.

2. Western will receive, and Derek will pay, interest on the principal amount deferred at a rate of ten per cent (10%) per annum, such interest to be accrued commencing August 1, 2001.

3.                    There  are  no  fixed  repayment  terms;
     however all interest and principal is fully due and payable by no later than August 31, 2002. Derek may make interim payments of principal and interest at any time, and may repay all amounts due at any time, without penalty for early repayment. Subsequent interest calculations will then be made on the remaining principal outstanding. Payments by Derek will be made by certified cheque and will be considered effective at the date and time upon which Derek completes the certification process.

4. In addition to the above detailed interest payments and in consideration for the deferral, Derek will grant a permanent, gross overriding royalty on the LAK Ranch Property to Western in the amount of
     US$0.0089838 per barrel of oil produced net to Derek's interest.

                             -2-

5. As security for the amount deferred, Derek will grant a lien in favour of Western, first on the surface equipment owned by Derek and located on the property and, secondly, if required to satisfy amounts outstanding, on the property itself.

6. Derek agrees that it will endeavour to pay off all amounts due to Western and any other debtors before committing any available capital to plant
     expansion,    new    projects   or   other    unnecessary
     expenditures.

7. Derek agrees that it will not enter into any agreement or arrangement with any other of its creditors on terms more favourable than those set forth in this agreement with Western. However, Derek may make subsequent financial arrangements as they see fit, so long as the proceeds of any significant financial arrangements result in the payment to Western of all principal and interest amounts due.

8. Western may at any time and from time to time convert, in whole or in part, the amounts payable to Western by Derek into common shares of Derek at a price of Cdn$0.75 per share. In order to exercise the right of conversion, Western shall deliver to Derek, at Derek's address shown above, notice of the amount of the Debt being convened. Derek will deliver to Western within five business days thereafter a share certificate or certificates representing the number of shares so converted. The right to convert the Debt to shares shall expire on the earlier of the date that the Debt is repaid or August 31, 2002 unless extended by the parties. It is acknowledged that any shares, which may be issued on conversion of the Debt, will be subject to applicable hold periods in accordance with the rules of the Canadian Venture Exchange.

9. This Agreement will be subject to the prior approval of the Canadian Venture Exchange.

If you are in agreement with the foregoing, please sign this letter where indicated below and return same to us and we will instruct our solicitors to make the required filings for Canadian Venture Exchange approval.

Yours truly,

DEREK RESOURCES CORPORATION

PER:    /s/ Frank Hallam
            ---------------
            Frank R. Hallam


                 ACKNOWLEDGED AND AGREED BY
                  WESTERN INDUSTRIAL, INC.


PER:    /s/ Dave Aldrich
            ------------
            Dave Aldrich